Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED.

CUSTOMER ACQUISITION, RESALE AND LICENSING Agreement

THIS CUSTOMER ACQUISITION, RESALE, AND LICENSING AGREEMENT (“Agreement”) is entered into effective January 2nd, 2019 (“Effective Date”) by pdvWireless, Inc. (“Operator”), a Delaware corporation having its principal place of business at 3 Garrett Mountain Plaza, Suite 401, Woodland Park, NJ 07424 and Goosetown Enterprises, Inc. (“Reseller”), a New York corporation, having its principal place of business at 58 N. Harrison Ave., Congers, New York 10920.

A.

Operator provides facilities-based wireless voice and data services on its TeamConnect Metro and Campus (a.k.a. MotoTRBO) systems (“Systems”) to System Customers (as defined below) in the Geographic Markets (as defined below).

B.	Operator provides advanced wireless applications through the Licensed Applications (as defined below) to Application Customers (as defined below)
C.

Reseller wishes to acquire the System Customers, purchase access to the Systems in the Geographic Markets, and resell access to the Systems, under a Mobile Virtual Network Operation (“MVNO”) Arrangement (as defined below) [*].

D.	Reseller wishes to acquire a license from Operator to sell the Licensed Applications to Application Customers (as defined below).
E.

Operator wishes to assign the System Customers to Reseller, along with access to the Systems [*], and to assign the Application Customers to Reseller and grant Reseller a license to sell the Licensed Applications in accordance with Section 4 below.

In consideration of the mutual agreements and the terms and conditions below, the parties agree as follows:

Definitions.

 “Application Customers” means Operator’s customers utilizing the Licensed Applications as of the Effective Date, including any units added by Application Customers during the [*] after the Effective Date.

“Billed Revenue” means any recurring revenue in the form of any money or other consideration received or recognized by Reseller (or any affiliates) from Application Customers and System Customers in accordance with the provisions in Exhibit C.   Billed Revenue does not include taxes or other fees assessed, collected or otherwise imposed by a governmental authority.

“Customers” shall mean Application Customers and System Customers.

“Geographic Markets” means the geographic territories and sites set forth in Exhibit A.

“Licensed Applications” means the applications set forth in Exhibit B.

[*]

[*]

“MVNO Arrangement” has the meaning given to it in Section 2.

[*]

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

[*]

 “System Customers” means Operator’s customers operating on the Systems in the Geographic Markets as of the Effective Date, including System Customers’ then operational units and any units added by System Customers after the Effective Date.

 “Transition Date” means the date on which Reseller assumes the Application Customers and System Customers responsibilities described in Section 2.3.

 “Transition Period” means up to a ninety (90)-day period after the Effective Date, as further described in Section 2.3.

MVNO Arrangement.

MVNO Services. As of the Effective Date and [*], Reseller will purchase from Operator access to the Systems for resale to System Customers in the Geographic Markets.  On the Transition Date, Operator will assign to Reseller all Long-Term Equipment Rental (a.k.a. Managed Services) Assets as defined in Operator’s System Customer agreements and used by System Customers in the Geographic Markets, which are identified on Exhibit E.  Prior to the end of the Transition Period, Reseller, at its own expense, will provide maintenance for the Systems, as well as customer care, billing, and collections services for all System Customers. Reseller’s use of the Systems will terminate once [*].  There are no entities from Geographic Markets other than those listed in Exhibit A that use or will use these Systems.

Operator Obligations.  Until the earlier of (a) [*], and (b) twenty-four (24) months after the Effective Date, Operator will: (i) pay all site lease, backhaul and utility costs associated with the Systems, which operate on equipment owned by Operator; and (ii) replace with unused/underutilized equipment or spares any capital equipment related to the Systems that cannot reasonably be repaired.

Transition Period.  For a maximum period of ninety (90) days following the Effective Date, Operator will provide business operations personnel and continue providing customer care, billing and collections services to facilitate the transitioning of System Customers to the MVNO Arrangement until Reseller is ready to perform those services.

Customer Acquisition.  Reseller will compensate Operator for the acquisition of System Customers and for the acquisition of and the license to sell Licensed Applications to Application Customers according to the provisions of Section 6 and the schedule in Exhibit C.

License; Intellectual Property.

License. Subject to and conditioned upon the terms of this Agreement and Reseller’s compliance therewith, Operator hereby grants to Reseller a non-exclusive, perpetual license to sell Licensed Applications to Application Customers and to non-Customers in any geographic area, unless terminated in accordance with Section 4.3.

Proprietary Rights.  As between the parties, Operator shall retain exclusive ownership of all patents, intellectual property and trademarks associated with the Licensed Applications.  Operator shall be free to use or market the Licensed Applications, including any enhancements made by its licensees.

Termination.  Reseller’s license to use Licensed Applications will terminate immediately if (i) Reseller becomes insolvent or ceases business; (ii) bankruptcy or receivership proceedings are initiated against Reseller; or (iii) Reseller seeks relief under any applicable bankruptcy or similar debtor laws.

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

[*]

Customer Payments; Reporting.

Payments.  Reseller shall pay Operator a percentage of monthly Billed Revenue as further defined in Exhibit C (“Payments”).  Payments are due within thirty (30) days of the end of the calendar month in which Application Customers and System Customers are billed by Reseller.

Reporting. Within ten (10) business days following the close of a calendar month, Reseller shall provide Operator with the following written reports for the previous calendar month: (a) all Billed Revenue and collections; (b) Application Customer and System Customer activations and deactivations; and (c) such other information as Operator reasonably requests. [*].

Audit Rights.  Reseller will maintain all books and records relevant to compliance with this Agreement until at least five (5) years after termination of this Agreement.  Operator will be entitled to audit at its own expense the books, records and facilities of Reseller and any affiliates with respect to compliance with this Agreement.  Reseller will pay the reasonable audit costs if the audit concludes that Operator has been underpaid by more than five percent (5%) for any period.  The audit shall take place at a location designated by the Reseller.  This provision will survive expiration or termination of this Agreement.

Representations and Warranties.

Mutual.   Each party represents to the other that:  (a) it has full authority to execute and deliver this Agreement and to perform its obligation hereunder; (b) this Agreement constitutes its valid and binding obligation entered into freely and in accordance with its business judgment as the result of arm's-length bargaining and is enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights or equitable principles generally; and (c) neither the execution nor the delivery of this Agreement, nor the carrying out of its obligations hereunder will conflict with or result in any violation of or constitute a default under any term of its articles of incorporation or bylaws, or any material agreement, mortgage, indenture, license, permit, lease or other instrument, judgment, decree, order, law or regulation by which it is bound.

Compliance with Laws.  Reseller shall comply with all applicable laws and regulations and shall obtain all applicable permits and licenses required in connection with its obligations under this Agreement.   Without limiting the generality of the foregoing, Reseller shall comply fully with all applicable data protection, privacy, and similar laws and regulations of the United States. The parties acknowledge that certain Customers may impose additional compliance requirements, which Reseller must satisfy.

Taxes. Reseller is solely responsible for reporting, withholding and paying any and all employment-related taxes, payments, and withholdings, including federal, state, and local income taxes, related to its operations under the MVNO Arrangement.

Warranty Disclaimer. OPERATOR MAKES NO WARRANTIES WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT AND DISCLAIMS ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT.

Term and Termination.

Term. This Agreement will expire upon Reseller’s delivery of the Payment and reports as set out in Section 6 for the [*], unless terminated earlier as provided in this Agreement; except that Sections 4.1

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(unless this Agreement is terminated for Reseller’s breach), 4.2, 4.3, 6.3, 7.4, 8.2(c), 8.3, 9, 10, 11, and 14 shall survive expiration or termination of this Agreement.

Termination for Breach.

By Reseller.  If Reseller materially breaches this Agreement and fails to cure such breach within thirty (30) days of receipt of written notice thereof from Operator, Operator may terminate this Agreement by written notice.  In addition, Operator may terminate this Agreement immediately upon written notice to Reseller in the event of dishonesty, fraud, misrepresentation or similar cause by Reseller.

By Operator. If Operator materially breaches this Agreement and fails to cure such breach within thirty (30) days of receipt of written notice thereof from Reseller, Reseller may terminate this Agreement by written notice.  In addition, Reseller may terminate this Agreement immediately upon written notice to Reseller in the event of dishonesty, fraud, misrepresentation or similar cause by Operator.

In the event of termination by Operator due to Reseller’s failure to cure a material breach of this Agreement, including, but not limited to, its failure to make the Payment specified in Section 6.1, Operator shall have the right, without further notice, to resume responsibility for customer care, billing and collection services for Application Customers and any System Customers still operating on the Systems.  Reseller shall cooperate in providing to Operator all Application Customer and System Customer data needed for Operator to provide those services and Reseller shall use commercially reasonable efforts to facilitate the transition.  In the event of termination prior to Reseller remitting to Operator the Payment for the prior month, Reseller shall promptly remit the Payment to Operator.

Long-Term Equipment Rental Assets.  In the event the Agreement is terminated prior to expiration of the term, ownership of the Long-Term Equipment Rental Assets assigned to Reseller on the Effective Date pursuant to Section 2.1 and identified on Exhibit E shall revert  to Operator and any equipment held by Reseller shall be returned to Operator within thirty (30) days in the same condition as  at assignment, normal wear and tear excluded.  In the event [*], Operator understands that the Long-Term Equipment Rental Assets may have been replaced with different equipment.  The original Long-Term Equipment Rental Assets are planned to be sold to recover some costs associated with [*].  The proceeds of the sale of these assets will be retained by the Reseller.

Confidentiality.

Definition. “Confidential Information” means: (a) all non-public information (including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans) relating to the business of Operator, Reseller, or any Customer or to the business of such parties’ suppliers, or other partners) that is either marked or otherwise identified as confidential or proprietary, or that a reasonable person would understand to be considered confidential by the party to which it pertains (even if not so marked or identified); and (b) all information that such party is obligated by law or contract to treat as confidential for the benefit of third parties, including all data from Customers in connection with MVNO Services.

Non-disclosure Obligation. Each party agrees to hold all Confidential Information in trust and confidence at all times and not to disclose, reveal, or divulge any Confidential Information, directly or indirectly, intentionally or negligently, to any person without the express written consent of the party

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whose Confidential Information it is.  Reseller is permitted to provide information to its attorney or accountant as it pertains to their ability to provide services to Reseller.

Use Limitation. Reseller agrees not to use any Confidential Information for its own benefit or for any other purpose outside the scope of providing the MVNO Services without express written consent thereto.

Exceptions.  Neither party is obligated under this section for Confidential Information that (a) is generally known, or readily ascertainable by proper means, by the public other than through a breach of this Agreement; (b) was known by the party on a nonconfidential basis prior to receipt under this Agreement as evidenced by written records; or (c) is rightly received from a third party not subject to any nondisclosure obligations with respect to such Confidential Information.

Subpoena or Order. If either party receives service of a subpoena or order or other compulsory instrument issued by or under the authority of a court of competent jurisdiction or by a governmental agency that requests all or any part of the Confidential Information, that party shall: (a) provide the other party with prompt written notice of the existence, terms, and circumstances surrounding such request or requirement; (b) consult with the other party on the advisability of taking steps to resist or narrow that request; (c) if disclosure of Confidential Information is required, furnish only such portion of the Confidential Information as the party is advised in writing by its counsel is legally required to be disclosed; and (d) cooperate with the other party in its efforts to obtain an order excusing the Confidential Information from disclosure, or an order or other reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is required to be disclosed.

Limited Liability.  NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, OPERATOR WILL NOT BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY FOR (A) AMOUNTS THAT IN THE AGGREGATE ARE IN EXCESS OF THE AMOUNTS PAID TO OPERATOR HEREUNDER DURING THE TWELVE (12)-MONTH PERIOD PRIOR TO THE DATE THE CAUSE OF ACTION AROSE OR (B) ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST DATA OR (C) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY, OR SERVICES OR (D) FOR LOSS OR CORRUPTION OF DATA OR INTERRUPTION OF USE.  OPERATOR SHALL HAVE NO LIABILITY FOR ANY FAILURE OR DELAY DUE TO MATTERS BEYOND ITS REASONABLE CONTROL. THIS SECTION DOES NOT LIMIT LIABILITY FOR BODILY INJURY OF A PERSON.

Indemnification.

Indemnification. Each party shall defend the other Party, along with its employees, officers, owners, and agents, from and against any third-party claim (a “Claim”), and reimburse them for all liabilities, losses, costs, damages, and expenses (including reasonable attorney fees and court costs) (collectively, “Losses”), related to or arising out of Claims of bodily injury (including death), damage to property (including loss of use of property and loss of access to the Systems) that occurs in connection with the indemnifying party’s performance under this Agreement, to the extent that such injury or damage is caused by the acts, errors, or omissions of the indemnifying party or its employees or agents.

Procedures. The indemnified party shall (a) notify the indemnifying party promptly in writing of each Claim; (b) tender to the indemnifying party sole control of the defense or settlement of each Claim at the indemnifying party’s expense; and (c) cooperate with and, at indemnifying party’s expense, assist in such

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defense.  The indemnified party will have the right to participate at its own expense in any Claim or related settlement negotiations using counsel of its own choice.

Insurance.

Nature and Amounts. During the [*] Reseller and Operator shall maintain sufficient insurance coverage to enable it to meet its obligations created by this Agreement and by law. Without limiting the foregoing, Reseller shall maintain at its sole cost and expense at least the following insurance covering its obligations under this Agreement: (a) Commercial General Liability including (i) bodily injury, (ii) property damage, (iii) contractual liability coverage, and (iv) personal injury, in an amount not less than Five Million Dollars ($5,000,000) per occurrence and (b) Workers’ Compensation at statutory limits.

Specific Requirements.  Reseller and Operator shall cause each of the above policies to (a) name the other party as an additional insured, and (b) contain a provision requiring at least thirty (30) days’ prior written notice to the other party of any cancellation, modification or non-renewal.  Reseller and Operator shall furnish to each other certificates of insurance and such other documentation relating to such policies within fifteen (15) days following the Effective Date and as Reseller and Operator may otherwise reasonably request.

13.   FCC Compliance.  The parties agree to comply with all applicable FCC rules and regulations governing the licenses (“Licenses”) authorizing the operation of the Systems and specifically agree as follows:  (i)  Reseller shall not represent itself as the licensee of the Systems, and Operator shall, in cooperation with Reseller, take all actions necessary to keep the Licenses in force and shall prepare and submit to the FCC or any other relevant authority all reports, applications, renewals, filings or other documents necessary to keep the Licenses in force and in good standing; (ii)  Neither Reseller nor Operator shall represent itself as the legal representative of the other before the FCC, but will cooperate with each other with respect to FCC matters concerning the Licenses; (iii)  Reseller shall ensure that all applicable FCC regulations are met with respect to operation of the Systems, and Operator may conduct periodic audits of part or all of Reseller’s operations to ensure full compliance with FCC rules and regulations; (iv) Nothing in this Agreement is intended to diminish or restrict Operator's obligations as an FCC licensee and both parties desire that this Agreement be in compliance with the rules and regulations of the FCC.  In the event that the FCC determines that any provision of this Agreement violates any FCC rule, policy or regulation, both Parties will make good faith efforts immediately to correct the problem and bring this Agreement into compliance consistent with the intent of this Agreement; and (v) Operator at all times retains ultimate supervisory control over the deployment and operation of the Frequencies.

1. General Provisions.

Independent Contractors. This Agreement will not be construed as creating an employment, agency, partnership, or joint venture relationship or as permitting any party hereto to incur obligations on behalf of the other party.

Assignment. This Agreement is not assignable or transferable by either party without the prior written consent of the other, except to a successor to all or substantially all of Operator’s assets or business relating to the subject matter of this Agreement.  All other assignments or transfers (including by operation of law) shall require the express prior written consent of Operator.  Notwithstanding the foregoing, Operator may subcontract any of its obligations hereunder to a third party.

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Publicity.  Neither party shall, without the written consent of the other party, issue any news release, public announcement, advertisement, or other form of publicity regarding the Agreement.  The parties will cooperate in notifying Customers of the Agreement.

No Third-Party Beneficiaries. This Agreement is an agreement between the parties and confers no rights upon any of the parties’ employees, agents, contractors, or customers, or upon any other person or entity.

Notices. Any notice, report, approval or consent required or permitted hereunder shall be in writing and will be deemed to have been duly given to a party if delivered personally or mailed by first-class, registered or certified US mail, postage prepaid to the address of that party as set forth on the first page of this Agreement; or such other address as is provided by that party to the other upon ten (10) days written notice.

No Waiver; Entire Agreement. No failure to exercise, and no delay in exercising, on the part of either party, any privilege, any power or any rights hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or power hereunder preclude further exercise of any other right hereunder.  If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.  Any waivers or amendments shall be effective only if made in writing and signed by authorized representatives of the parties. This Agreement is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement.

Jurisdiction; Venue. This Agreement shall be governed by and construed pursuant to the laws of the State of New Jersey and the United States without regard to conflicts of laws provisions thereof.  Unless otherwise elected by Operator in writing for a particular instance, the sole jurisdiction and venue for actions related to the subject matter hereof shall be the state and U.S. federal courts located in New Jersey, and both parties consent to the jurisdiction of such courts; provided that without limiting Operator right to seek injunctive or other equitable relief in court.  Either party may elect (by written notice given prior filing a complaint or, in the case of the defendant, prior to answering a complaint) to resolve a dispute by binding arbitration in the English language in New Jersey under the rules of JAMS, and the decision of the arbitrator will be enforceable in any court.  In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees.

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Counterparts.  This Agreement may be executed in one or more counterparts, which shall be effective as original agreements of the Parties executing such counterpart.  Original signatures transmitted by electronic mail or facsimile shall be effective to create such counterparts.

OPERATORRESELLER

pdvWireless, Inc.Goosetown Enterprises, Inc.

By:/s/ Brian D. McAuleyBy:/s/ Joseph Gottieb

Name: Brian D. McAuleyName: Joseph Gottieb

Title: ChairmanTitle: President

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Exhibit A

Geographic Markets

Baltimore/Washington DC

[*]

New York

[*]

Philadelphia

[*]

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Exhibit B

Licensed Applications

•	TeamConnect Mobile:
•	TeamConnect Hub:
•	TeamConnect for Smart Devices (a.k.a. Motorola Wave)

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Exhibit C

Payment to Operator*

TeamConnect Metro and Campus (a.k.a. MotoTRBO) System Customers:

•	Pre-Transition Date: 100% of Billed Revenue.
•	[*]: 35% of Billed Revenue
•	[*]
o	[*] – 20% of Billed Revenue;
o	[*] – 20% of Billed Revenue; and,
o	[*] – 20% of [*].

TeamConnect Mobile, TeamConnect Hub and TeamConnect for Smart Device Customers:

•	20% of Billed Revenue for [*] after the Effective Date.

*   Once a Customer account is more than sixty (60) days in arrears, no Payment will be due to Operator unless the Customer subsequently become current at which time the Payment obligation will apply to the Billed Revenue during the period of arrears and thereafter.   In the event the Customer defaults on the payments due, Reseller shall have the right to offset the amount due to Operator to recover the prior Payment to Operator that was never collected by Reseller.

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Exhibit D

Support Requirements – Licensed Applications

The term “Support” in Section 5.2 means [*].

[*].

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Exhibit E

Long-Term Equipment Rental Assets

Market	No. of Radios	Book Value As of 11/30/18
Baltimore / Washington, DC	[*]	$4,467
New York	[*]	$17,830
Philadelphia	[*]	$11,247
Total	[*]	$33,545

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.